Exhibit 10.1
ASSET PURCHASE AGREEMENT
BETWEEN
VALKRE SOLUTIONS, INC.
AND
TECHNOLOGY SOLUTIONS COMPANY
Effective as of December 31st, 2008

ii

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 31st day of December, 2008 by and between TECHNOLOGY SOLUTIONS COMPANY, a Delaware corporation (the “Seller”), and VALKRE SOLUTIONS, INC, a Delaware corporation (“Purchaser”).
WITNESSETH:
WHEREAS, Seller desires to sell to Purchaser substantially all of the assets, certain liabilities, properties, operations and business relating to its Customer Value Creation Consulting Practice (the “CVC Practice”), which is engaged in the business of providing software and services related to assisting customers indentify, measure and improve the value they create for their clients; and Purchaser desires to purchase from Seller such assets, liabilities, properties and business, as set forth below and in the attached schedules, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS
Section 1.1 Conveyance and Transfer of Assets Upon the terms and subject to all of the conditions contained herein and the performance by each of the parties hereto of their respective obligations hereunder, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell and deliver to Purchaser at the Closing (hereinafter defined) the assets of the Seller’s CVC Practice set forth in Schedule 1.1(a) hereto (the “Assets”); assign the services agreements set forth in Schedule 1.1(b) hereto (the “Services Agreements”) and transfer other properties of the business which are set forth in this section, Section 1.1 (i) through (viii); all of which shall constitute “Transferred Assets” as defined in this Agreement free and clear of all liens, claims, encumbrances, charges, security interests or restrictions of any type whatsoever (“Encumbrances”), other than the Assumed Liabilities (as defined in Section 1.2 hereof) to be assumed by Purchaser as set forth in Section 1.2 hereof:
(i) all of the intangible rights and property of the CVC Practice utilized exclusively in the CVC Practice, including all such trademarks, trade names, service marks, inventions, patents, patent rights, applications for patents, similar rights, trade secrets, know-how, processes, product mixes, software, licenses, including software licenses, designs, going concern value and goodwill, and website content directly related to the CVC Practice;

(ii) all marketing studies, customer lists, files, supplier files, sales agent and manufacturers’ representatives’ files, credit files, credit data, appraisals, valuations, and consulting studies used by the CVC Practice and all other records and reports used exclusively by the CVC Practice and all computers, computer programs, computer software, computer manuals, flowcharts, printouts, data files, program documentation and related materials and copies used exclusively by the CVC Practice, excluding any like items previously mentioned, which are used to run the daily operations of Seller’s other businesses;
(iii) all deposits (other than income tax deposits) and the appropriate amount of all expenses and deferred charges that have been prepaid or paid in advance by Seller prior to the Closing that directly relate to the CVC Practice (“Pre-Paid Obligations”);
(iv) all accounts receivable of the CVC Practice, other than those excluded pursuant to Section 1.6 hereof (the “Accounts Receivable”);
(v) all of Seller’s right, title and interest in and to all contracts, licenses and agreements of Seller exclusively relating to the CVC Practice that are transferable, including personal property leases, all contracts and agreements with customers and suppliers of Seller relating to the CVC Practice entered into in the ordinary course of business, including open orders (the “Contracts”), including those described on Schedules 4.10 and 4.14 hereto;
(vi) all stationery and other printed material, office supplies, catalogs and circulars, telephone, telecopy and email addresses and listings exclusively related to the CVC Practice, and the right to receive mail and other communications and shipments of merchandise addressed to the CVC Practice;
(vii) all files, records and documentation relating to the CVC Practice; and
(viii) all of Seller’s right, title and interest in and to all of the CVC Practice’s service agreements, maintenance agreements and express and implied warranties of third parties that continue in effect after the Closing.
Section 1.2 Assumption of Liabilities and Obligations
(a) As of the Closing Date and subject to the limitations set forth in this Section and Section 1.3 below, Purchaser shall assume and pay, discharge and perform all of the liabilities set forth in Schedule 1.2(a) hereto (the “Assumed Liabilities”) which shall include the following:
(i) all obligations and liabilities of Seller under any service agreements and other Contracts, relating to the time period after the Closing (the “Assumed Contract Liabilities”); and
(ii) the CVC Current Liabilities (as defined in Section 1.6); and
(iii) those obligations and liabilities specifically set forth in Schedule 1.2(a) hereto.

(b) Except for the Assumed Liabilities, Purchaser shall not assume or otherwise agree to pay, discharge or perform any other liabilities or obligations of Seller in respect of the CVC Practice of Seller (whether accrued, absolute, contingent or otherwise, whether or not disputed, or whether or not disclosed to Purchaser), and the Transferred Assets shall be transferred, assigned and conveyed to Purchaser free and clear of all Encumbrances (other than the Assumed Liabilities).
(c) Seller shall remain responsible for the payment of those liabilities and obligations of Seller which relate to the CVC Practice other than Assumed Liabilities.
(d) Except as set forth in Schedule 1.2(b) Purchaser shall assume all warranty claims related to the CVC Practice.
Section 1.3 Prorations Except as otherwise specifically provided in this Agreement, real and personal property taxes and assessments levied against the Transferred Assets, property and equipment rentals, and similar prepaid and deferred items shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be responsible for such liabilities allocable to the conduct of the CVC Practice for the period prior to the Closing, and Purchaser shall be responsible only for such liabilities allocable to the conduct of the Business by Purchaser following the Closing. Seller and Purchaser shall deliver a statement setting forth such prorations at the time of making any such proration payment. Any prorations will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than 30 days after the actual amount becomes known.
Section 1.4 Purchase Price Subject to the terms and conditions hereof, in consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets and for the rights to receive and rely upon the representations, warranties, covenants and agreements of Seller, the Purchaser (a) shall pay Four Hundred Thousand and No/100 Dollars ($400,000.00) and (b) shall assume the Assumed Liabilities (the “Purchase Price”); and
(a) Other Consideration Subject to the terms and conditions hereof, in consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets and for the rights to receive and rely upon the representations, warranties, covenants and agreements of Seller, the Purchaser (a) shall pay a seven percent (7%) commission on all signed contracts exceeding One Million Two Hundred and Fifty Thousand and No/100 Dollars ($1,250,000) for a period of twelve months from the date hereof and (b) shall make such payments to Seller when invoiced to its clients regardless of the twelve month period of time. For the purposes of this Section 1.4(a), the Parties agree that contract executed between Purchaser and Owens Corning Sales, LLC, dated December 19th, 2008, and indentified in Schedule 1.1(b), for One Million and No/100 Dollars ($1,000,000) will be applied to the threshold requirements One Million Two Hundred and Fifty Thousand and No/100 Dollars ($1,250,000) identified above.
(b) Disclosure of Records Purchaser shall make available, upon request by Seller the books, documents, and records of Purchaser necessary to certify and fulfill the nature and extent of this Section 1.4.

Section 1.5 Payment of Cash Purchase Price The Cash Purchase Price payable at Closing shall be paid in the following manner:
(a) At the Closing, Purchaser shall pay to Seller an amount equal to the Cash Purchase Price (as defined in Section 1.4 above) minus Two Hundred and Seventy Thousand Dollars ($270,000.00) by wire transfer of immediately available funds to an account designated by Seller in writing prior to Closing; and
(b) At the Closing, Purchaser shall execute a promissory note in form attached hereto as EXHIBIT A (the “Promissory Note”) evidencing Purchaser’s senior obligation to pay Two Hundred and Seventy Thousand Dollars ($270,000.00) to Seller under the terms thereof.
Section 1.6 Allocation of Purchase Price The parties agree that the Purchase Price shall be allocated among the Transferred Assets as determined by Purchaser in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. Purchaser and Seller shall prepare and submit Internal Revenue Form 8594 prepared in accordance with such allocation and this Section 1.6, and Seller and Purchaser shall file all tax returns consistent with this Section 1.6. A tentative allocation is attached hereto as Schedule 1.6, subject to adjustment pursuant to Section 1.5.
ARTICLE II.
THE CLOSING
Section 2.1 Date and Place The closing of the transaction contemplated hereby (the “Closing”) shall take place on December 31, 2008 at the offices of Seller in Chicago, Illinois, or at such other time and place as the parties mutually agree. The transactions contemplated by this Agreement shall be deemed to be effective for all purposes as of 12:01 a.m. on the Effective Date.
Section 2.2 Delivery of Documents
(a) At Closing, Seller shall execute and deliver to Purchaser such assignments, bills of sale and any other instruments of transfer necessary to convey to or perfect in Purchaser all of Seller’s right, title and interest in and to the Transferred Assets.
(b) At Closing, Seller shall deliver to Purchaser those other items specified in Section 9.3 and Purchaser shall deliver to Seller those items specified in Section 10.4.
ARTICLE III.
RELATED TRANSACTIONS
Section 3.1 Employment Releases At Closing, Purchaser and Jerry Alderman, Brian Kiep, Alex Monacelli, Gbenga Babarinde, Jamal Austin, and Matthew Cobb shall execute a Resignation and Release Agreement in the form attached here as Exhibit B (the “Releases”).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents, warrants and covenants to Purchaser that:
Section 4.1 Corporate Organization Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and Seller is duly licensed and qualified to do business in any state or other jurisdiction or any foreign country or subdivision thereof where the nature of the CVC Practice or the character and location of any properties and assets owned or leased by the Seller for the CVC Practice make such qualification necessary (each of which are set forth in Schedule 4.1), except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the CVC Practice or the Transferred Assets.
Section 4.2 Corporate Authority; Authorization of Agreement Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Seller, and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.3 No Violation Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Seller; (b) violate, conflict with, constitute a default (or an event which, with or without notice, lapse of time or both, or the occurrence of any other event, would constitute a default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Transferred Assets under any agreement or commitment to which Seller is a party or by which Seller is bound, or to which the Transferred Assets are subject; or (c) violate any federal, state or local law or any judgment, decree, order, regulation or rule of any court or governmental authority.
Section 4.4 No Undisclosed Liabilities Seller has no material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) relating to the CVC Practice, the Transferred Assets or otherwise that are not fully reflected or reserved against in the Interim Financial Statements of Seller, except for (a) liabilities and obligations identified in Schedule 4.4 and (b) liabilities and obligations incurred in the ordinary course of business and consistent with past business practice since the date of the Interim Financial Statements.

Section 4.5 Absence of Changes Except as set forth in Schedule 4.5 hereto, since December 31, 2007, the Seller has conducted the CVC Practice in all material respects only in the ordinary course, including employee terminations for cost reduction and performance reasons, and during such period there has been no:
(i) transactions by the CVC Practice or affecting the CVC Practice except in the ordinary course of business that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the CVC Practice;
(ii) destruction of, damage to, or loss of any of the assets to be included in the Transferred Assets (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
(iii) sale or transfer of any material asset which would otherwise be included in the Transferred Assets except in the ordinary course of business;
(iv) amendment or termination of any material contract, agreement or license to which Seller is a party in connection with the operation of the CVC Practice except for such normal closure of service engagements with customers and suppliers;
(v) waiver of any right of material value with respect to the Transferred Assets;
(vi) mortgage, pledge or other encumbrance of any of the Transferred Assets;
(vii) waiver or release of any Transferred Asset, except in the ordinary course of business;
(viii) any capital expenditure by the CVC Practice (or series of related capital expenditures) involving more than $10,000 in the aggregate;
(ix) creation, incurrence, assumption, or guarantee by Seller of any indebtedness of the CVC Practice, other than those included in the Assumed Liabilities impacting, affecting or that could form an Encumbrance on the Transferred Assets;
(x) delay or postponement by Seller, beyond its normal practice, of the payment of accounts payable and other liabilities of the CVC Practice which are being assumed by the Purchaser and Seller has not instituted any unusual or accelerated collection efforts with respect to its accounts receivable;
(xi) loan made by Seller to, or any other transaction with, any of the CVC Practice’s officers, and employees which could give rise to any claim or right on Seller’s part against any such person, or on the part of any such person against Seller, which exceeds $1,000, other than reflected on the financial statements of Seller;
(xii) new employment contract or collective bargaining agreement involving the CVC Practice or any of its employees, whether written or oral, or the substantial modification of the terms of any existing such contract or agreement (other than wage or salary increases in the ordinary course of business); or
(xiii) other event or condition of any character that has or might reasonably have a material, adverse effect on the financial condition, business, assets or prospects of the CVC Practice as it is being purchased by the Purchaser.

Section 4.6 Title to Properties; Encumbrances Except as set forth on Schedule 4.6, Seller has complete and unrestricted power and authority and the unqualified right to sell, transfer, convey, assign, and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid and marketable title to, all the Transferred Assets, free and clear of all title defects or other Encumbrances, including, without limitation, leases, chattel mortgages, pledges, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. The bills of sale, deeds, assignments and other instruments to be executed and delivered to Purchaser by Seller at the Closing will be valid and binding obligations of Seller enforceable in accordance with their terms, and will vest in Purchaser good, valid and marketable title to all the Transferred Assets, free and clear of all Encumbrances, including, without limitation, leases, chattel mortgages, pledges, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.
Section 4.7 Sufficiency of Assets The Transferred Assets include all assets, properties and rights currently being used by Seller in the operation of the CVC Practice, and all assets, properties and rights necessary to permit Purchaser to conduct the CVC Practice in all material respects in the same manner as Seller has conducted it to date.
Section 4.8 Real Property The Transferred Assets do not include any interest in real property, neither fee nor leasehold.
Section 4.9 Leases Schedule 4.9 contains an accurate and complete list of all leases and subleases pursuant to which Seller leases personal property used in or relating to the CVC Practice and which are being assumed by the Purchaser as part of the transaction contemplated hereby. Except as set forth in Schedule 4.9, all such leases are valid, binding and enforceable in accordance with their terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and remedies generally, and are in full force and effect; there are no existing defaults by Seller or lessor thereunder; and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder by any party thereto.
Section 4.10 Condition of Tangible Assets Except as set forth in Schedule 4.10 hereto, all material items of tangible property and assets which comprise the Transferred Assets contain no material defects and are in good operating condition and repair, subject to normal routine wear and maintenance, are usable in the regular and ordinary course of business, and conform in their current condition to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation, without any need for capital improvements or other modification or alteration. Except for leased property identified in Schedule 4.9, no person other than Seller owns any equipment or other tangible assets or properties necessary to the operation of the Business.

Section 4.11 Accounts Receivable Each of the Accounts Receivables of the CVC Practice included in the Transferred Assets represents a valid obligation arising from services rendered or products sold in the ordinary course of business of Seller and was created in compliance with applicable law. Unless paid prior to Closing, the Accounts Receivables are or will be as of Closing current and collectible net of the reserves shown on the Interim Balance Sheet. Seller and all of its collection agents have complied with all laws, rules and regulations with respect to the Accounts Receivables. None of the Accounts Receivables is subject to any right of offset or reduction and Seller is the sole beneficial and legal owner of all Accounts Receivables and none have been assigned to collection agents or otherwise. The Transferred Assets include sufficient records with respect to the receivables to determine the status of collection efforts and to enforce collection thereof. Any liabilities arising in connection with the creation of the receivables or the collection by Seller or its agents of the receivables which arose because of an act of the Seller or its agents prior to Closing shall remain the liability of Seller.
Section 4.12 Intellectual Property Matters Seller owns trademarks, service marks, trade names, copyrights, inventions, patents, patent rights, applications for patent rights, similar rights, trade secrets, know-how, processes, formulas, and designs (“Intellectual Property”) used or relied upon by the CVC Practice in the conduct of its business and which are included in the Transferred Assets, each of which are described and set forth with particularity in Schedule 4.12, other than licensed rights to software identified in such schedule, to which Seller has a valid licensed interest. Seller has the right to use and holds good and marketable title, free and clear of all Encumbrances, to each of such items of Intellectual Property described above in this Section 4.12. Seller has no knowledge of the infringement by any person, firm, associate, partnership or corporation of any such right of Seller. There is no claim pending or, to Seller’s knowledge, threatened against Seller with respect to alleged infringement of any trademark, service mark, trade name or copyright owned by any person related to the CVC Practice. No such Intellectual Property consisting of trademarks, service marks, trade names and copyrights have been registered with the United States Patent and Trademark Office or the United States Copyrights Office except as described on Schedule 4.12, and Seller is currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) with respect to such registered Intellectual Property.
Section 4.13 Contracts and Commitments Schedules 1.1(b) and 4.13 list all of the written or oral Contracts which are included in the Transferred Assets, other than the leases which are identified on Schedule 4.9. The Contracts include all service agreements, contracts, licenses or commitments which are material to the business and operations of the CVC Practice, other than the leases identified on Schedule 4.9. Except as set forth in Schedule 4.13:
(i) All Contracts are valid and in full force and effect, and are transferable and assignable to Purchaser, which assignment or transfer will not result in any additional cost or expense on the part of Purchaser;
(ii) Seller is not in material breach or default under or in violation of any Contract;

(iii) Seller is not a party to any written or oral agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the CVC Practice;
(iv) Seller is not a party to any written or oral commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000 relating to the CVC Practice, except for such normal operating expenditures of the CVC Practice; and
Seller is not a party to any written or oral agreement, contract or commitment limiting or restraining the CVC Practice, or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller’s knowledge, is any employee of the CVC Practice engaged in the conduct of the CVC Practice subject to any such agreement, contract or commitment.
Section 4.14 Insurance
(a) Seller maintains insurance policies insuring the CVC Practice with financially sound insurance companies of such types (including, but not limited to, public liability, product and service liability, worker’s compensation and property damage) and such amounts as are adequate for the CVC Practice as currently conducted (and as conducted heretofore).
(b) Schedule 4.14 contains (i) an accurate and complete list of all policies of insurance providing coverage for the CVC Practice, and (ii) a schedule setting forth the aggregate claims and all individual claims made under each such policy (or any predecessor policy) during the last two years.
(c) No notice of cancellation (except for those received during renewal periods), termination or reduction in coverage has been received with respect to any policy listed in Schedule 4.14. Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last two years that has had or would reasonable be expected to have a Material Adverse Effect on the CVC Practice.
Section 4.15 Compliance with Laws Except as set forth in Schedule 4.15:
(i) Seller has conducted the CVC Practice and any other activities in accordance in all material respects with all applicable laws, rules, regulations, judgments, orders and other requirements of all courts, administrative agencies, or governmental authorities having jurisdiction over Seller, including, without limitation, applicable laws, rules, regulations and requirements relating to antitrust, consumer protection, equal opportunity, occupational safety and health (OSHA), ERISA, Americans with Disabilities Act, employment, Environmental Law, clean air, labor, wage and hour, pension, welfare and securities matters;
(ii) Seller has not received within the last two years any notification of any asserted present or past failure by Seller to comply with such laws, rules or regulations that relates in any way to the CVC Practice;

(iii) Seller has all licenses, certificates of occupancy, permits and other governmental authorizations or approvals (collectively, “Licenses”) required for the operation of the CVC Practice and the current use of the properties of the CVC Practice, each of which are described on Schedule 4.15 hereto, and all such Licenses are valid and in effect; and
(iv) Seller is not materially in violation of any License, and the consummation of the transactions contemplated by this Agreement will not result in a violation or termination of any License.
Section 4.16 Employment Matters
(a) Seller is in compliance with all federal, state and local laws, ordinances and regulations respecting employment practices, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice in respect of the operations of the CVC Practice. Other than as set forth in Schedule 4.16(a), there is no unfair practice complaint against Seller pending or, to Seller’s knowledge, threatened, in respect of the operations of the CVC Practice. Seller does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings or arrangements, whether oral, written or implied with lessees, licensees, employees, managers, accountants, suppliers, agents, officers, distributors, directors, lawyers, or others relating to the CVC Practice which cannot be terminated on ninety day’s notice other than those listed in Schedule 4.16(a).
(b) Schedule 4.16(b) hereto contains a list of all employees of the CVC Practice, their wages, accrued vacation, and other remuneration of every kind.
(c) Seller is not a party to any collective bargaining agreement with any labor union or other association of employees and, to the best of Seller’s knowledge, no attempt has been made to organize or certify the employees of Seller as a bargaining unit affecting the CVC Practice.
(d) Since January 1, 2005, Seller has not been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder (the “Immigration Laws”), nor has it been fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor, to the knowledge of Seller, is any such proceeding pending or threatened all in respect of the CVC Practice.
Section 4.17 Employee Benefit Plans and Arrangements. Schedule 4.17 hereto contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by Seller for the benefit of, or covering the CVC Practice and its employees (“Benefit Plans”). For the purposes hereof, the term “Benefit Plans” includes all plans, funds, programs, policies, arrangements, practices, customs and understandings in existence as of the date of the Closing, for providing ongoing or future benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Seller hereby represents to Purchaser that Purchaser shall not assume any obligations under any Benefit Plan of Seller and shall not incur any liabilities under such Benefit Plan pursuant to applicable law.

Section 4.18 Litigation Except as set forth in Schedule 4.18, there is no action, suit, claim, inquiry, proceeding or investigation pending or involving or, to the knowledge of Seller, threatened against Seller which affects the CVC Practice, or the Transferred Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby, and Seller has no knowledge or reasonable grounds for believing that there is any basis for any such action, suit, claim, inquiry, proceeding or investigation. Seller is not subject to any judgment, order or decree entered in any proceeding or investigation which may materially affect the CVC Practice.
Section 4.19 Governmental Consents Except as set forth in Schedule 4.19, no consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental or regulatory authority, domestic or foreign, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.20 Other Consents Except as set forth in Schedule 4.20, no consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by it of the transactions contemplated hereby.
Section 4.21 Product and Service Warranty Except as set forth on Schedule 4.21 hereto, each product or service manufactured, sold, leased, provided or delivered, as the case may be, by the CVC Practice has been in conformity in all material respects with all applicable commitments and all express and implied warranties. No product or service manufactured, sold, leased, provided or delivered by the CVC Practice is subject to any express written guaranty, warranty, or other indemnity which exposes the CVC Practice or Seller to material liability beyond the standard terms and conditions of sale or lease generally used by the CVC Practice.
Section 4.22 Product and Service Liability Seller has no knowledge of any facts which they believe could reasonably give rise to any liability arising out of any death or injury to persons or damage to property as a result of the ownership, possession, maintenance, or use of any product designed, manufactured, sold, leased, or delivered by the CVC Practice or as a result of any service provided by the CVC Practice. Seller has errors and omissions insurance coverage, subject to customary deductions and exclusions as provided in the policies made available to Purchaser, for error and omission exposure which occur prior to or on the date of Closing.
Section 4.23 Customers, Suppliers and Sales Representatives Schedule 4.23 hereto sets forth a list of (a) the 5 largest customers of the CVC Practice in terms of gross sales (and percentages) during the years ended December 31, 2007 and 2008.

Section 4.24 Guarantees Except as set forth on Schedule 4.24, Seller is not a guarantor or indemnitor for any liability (including indebtedness) of an affiliate or any other person.
Section 4.25 Brokers or Finders Except as set forth in Schedule 4.25, no agent, broker, investment banker or other financial firm is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Closing based on arrangements made by or on behalf of Seller.
Section 4.26 Taxes Except as set forth on Schedule 4.26, all federal, state, county and local taxes, including, without limitation, income, gross receipts, corporate franchise, stamp, transfer, sales and use, license, severance, excise, employment (including unemployment compensation contributions), withholding, ad valorem, or any other similar taxes, special charges or levies, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Taxes”) due and payable by Seller with respect to the CVC Practice on or before the date hereof have been paid (or Seller has provided for), and Seller has filed all tax returns and reports required to be filed by Seller with all applicable taxing authorities (“Tax Returns”) that could affect the CVC Practice or the Business or the Transferred Assets. The provisions for Taxes included in the Interim Financial Statements represent adequate provision for the payment of all accrued and unpaid Taxes of Seller that could affect the CVC Practice or the Business or the Transferred Assets, whether or not disputed. Seller has paid (or has made provision for the payment of) all Taxes that could form a charge or encumbrance on the Transferred Assets or the CVC Practice that could become payable by Purchaser as a result of or in connection with any event relating to Seller occurring before the Closing Date. Seller has no outstanding or unsatisfied deficiency assessments with respect to any material Taxes, and there are no current audits or investigations by or disputes with any authority with respect to any Taxes that may affect Seller or form an Encumbrance on any of the Transferred Assets. Seller has not received notice that an examination of or proceeding concerning any Tax Return of Seller is pending or threatened that may affect Seller or form an Encumbrance on any of the Transferred Assets.
Section 4.27 Full Disclosure The representations and warranties of Seller in this Agreement and in the Schedules hereto are true, complete and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents, warrants and covenants to Seller as follows:
Section 5.1 Organization Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Authorization Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Purchaser, and the consummation of the transactions contemplated hereby have been duly authorized and approved by the shareholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3 No Violation Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Formation or Articles of Incorporation of Purchaser; (b) violate, conflict with, constitute a default (or an event which, with or without notice, lapse of time or both, or the occurrence of any other event, would constitute a default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or to which the property of Purchaser is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.
Section 5.4 Governmental Consents Except as set forth in Schedule 5.4, no consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental or regulatory authority, domestic or foreign, is required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation of the transactions contemplated hereby by Purchaser.
Section 5.5 Other Consents Except as set forth in Schedule 5.5, no consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.
Section 5.6 No Brokers No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Closing based on arrangements made by or on behalf of Purchaser.
Section 5.7 Insurance
(a) Purchaser maintains insurance policies insuring Purchaser with financially sound insurance companies of such types (including, but not limited to, errors and omission, director and officers, public liability, product and service liability, worker’s compensation and property damage) and for such amounts in Purchaser’s management’s opinion are sufficient and adequate for the operations of its business as currently conducted and as will be conducted following the Closing of the transaction contemplated by this Agreement.
(b) Schedule 5.7 contains (i) an accurate and complete list of all policies of insurance providing coverage for the Purchaser and the amount of coverage of each policy, and (ii) a schedule setting forth the aggregate claims and all individual claims made under each such policy (or any predecessor policy) during the last two years.

(c) No notice of cancellation, termination or reduction in coverage has been received with respect to any policy listed in Schedule 5.7. Purchaser has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last two years.
Section 5.8 Compliance With the Law
(a) Purchaser has conducted its business in accordance in all material respects with all applicable laws, rules, regulations, judgments, orders and other requirements of all courts, administrative agencies, or governmental authorities having jurisdiction over Purchaser, including, without limitation, applicable laws, rules, regulations and requirements relating to antitrust, consumer protection, equal opportunity, occupational safety and health (OSHA), ERISA, Americans with Disabilities Act, employment, labor, wage and hour, pension, welfare and securities matters;
(b) Purchaser has not received within the last two years any notification of any asserted present or past failure by Purchaser to comply with such laws, rules or regulations that relates in any way to its business.
Section 5.9 Litigation Except as set forth in Schedule 5.9, there is no action, suit, claim, inquiry, proceeding or investigation pending or involving or, to the knowledge of Purchaser, threatened against Purchaser which affects Purchaser’s business, or which questions or challenges or could question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby, and Purchaser has no knowledge or reasonable grounds for believing that there is any basis for any such action, suit, claim, inquiry, proceeding or, to Purchaser’s knowledge, investigation. Purchaser is not subject to any judgment, order or decree entered in any proceeding or investigation which may materially adversely affect its business as being conducted or as will be conducted following the Closing of the transactions contemplated by this Agreement.
Section 5.10 Full Disclosure The representations and warranties of Purchaser in this Agreement and in the Schedules hereto are true, complete and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading.
ARTICLE VI.

CERTAIN COVENANTS OF SELLER
Seller hereby covenants to and agrees with Purchaser as follows:
Section 6.1 Satisfaction of Conditions Seller shall use reasonable good faith efforts to satisfy or cause the satisfaction of the conditions specified in Article IX hereof.

ARTICLE VII.
CERTAIN COVENANTS OF PURCHASER
Purchaser hereby covenants to and agrees with Seller as follows:
Section 7.1 Satisfaction of Conditions Purchaser shall use reasonable good faith efforts to satisfy or cause the satisfaction of the conditions specified in Article X hereof.
ARTICLE VIII.
ADDITIONAL COVENANTS AND AGREEMENTS
Section 8.1 Payment of Taxes and Certain Expenses
(a) Purchaser shall pay any sales, use, recording costs or similar fees payable in connection with the conveyance of the Transferred Assets contemplated by this Agreement.
(b) Except as otherwise explicitly provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own expenses and costs, including legal and accounting fees, incurred by it in connection with the negotiation, execution and performance of this Agreement.
Section 8.2 Noncompetition; Nonsolicitation; Nondisclosure
(a) Seller agrees that for a period of three (3) years after the date of Closing, neither it nor any of its affiliated entities will, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or render service to, any business, whether in corporate, proprietorship or partnership form or otherwise, which is competitive with the CVC Practice within the “Restricted Territory” (defined below); (ii) either for its own benefit or for the benefit or purposes of any other person or entity, solicit, call on, interfere with, attempt to divert, entice away or accept any business from any person or entity who is a customer of the CVC Practice or who was a customer of the CVC Practice within the two (2) years preceding the date of Closing; or (iii) take any action that may cause Purchaser to lose any of its officers, employees, agents, customers or suppliers or any of its business relationships; provided that nothing herein shall be construed to prevent Seller from purchasing or otherwise acquiring up to five percent (5%) of the securities of any enterprise if such securities are listed on any national or regional securities exchange. For purposes of this Section 5.3(a), “Restricted Territory” means the geographic area encompassing the United States and any other country in which Seller has distributed or sold CVC Practice products or services within two (2) years preceding the date of the Closing.
(b) Each Party agrees that for a period of two (2) years after the date of Closing neither it nor any of their affiliated entities will, with the intent of securing any business from the customers described in this Section 8.2(b) that materially competes with the other Party’s primary business, directly or indirectly, either for its own benefit or for the benefit or purposes of any other person or entity, solicit, call on, interfere with, attempt to divert, entice away or accept any competitive business from any person or entity who is a customer of the other Party or who was a customer of the other Party within the two (2) years preceding the date of Closing; or take any action that may cause the other Party to lose any of its officers, employees, agents, customers or suppliers or any of its business relationships.

(c) From and after the date of Closing, Seller will not, directly or indirectly, disclose to any other party or in any way utilize for itself or any other party any information, data, proprietary information, intellectual property, trade secrets, customer lists, subscriber lists, pricing information or any other proprietary information purchased pursuant to this Agreement, used in the operation of the CVC Practice, or otherwise relating to it.
(d) The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.
(e) In the event that the provisions of this Section 8.2 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.
Section 8.3 Mail Received After Closing Following the Closing, Purchaser may receive and open all mail or other communications addressed to Seller relating to the CVC Practice and deal with the contents thereof in its discretion to the extent that such mail relates to the CVC Practice; provided that (a) Purchaser shall have no right to deal with the contents of any other such material which relates to the business of Seller not being purchased and/or assumed by Purchaser under this Agreement, and (b) Purchaser shall promptly notify Seller as to the receipt thereof and make appropriate arrangements to deliver such materials promptly to Seller.
Section 8.4 Cooperation and Records Retention
(a) Purchaser and Seller shall in a timely manner (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes, (ii) each retain and provide the other any records or other information that may be relevant to such return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination proceeding, or determination that affects any amount required to be shown on any return of the other for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall retain, until the applicable statutes of limitations (including any extensions) have expired, but in no event later than the seventh anniversary of the date of Closing, copies of all returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the date of Closing and shall not destroy or otherwise dispose of any such records, prior to such periods, without first providing the other party with a reasonable opportunity to review and copy the same.

(b) Purchaser agrees that for a period of two (2) year from the date of Closing, it will maintain Seller’s books, records, manuals, ledgers and other documentation used or maintained in the operation of the CVC Practice which are being transferred to Purchaser pursuant to this Agreement and, during such period, will afford to Seller and its authorized representatives, at Seller’s sole expense, risk and cost and upon reasonable notice to Purchaser, reasonable access during normal business hours and under Purchaser’s supervision, to such books, records, etc. on Purchaser’s premises, to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of Purchaser or violate the terms of any agreement to which Purchaser is bound or any applicable laws or regulations. Thereafter, in the event Purchaser chooses not to keep such books and records, it will give Seller reasonable opportunity to take delivery of such books and records.
Section 8.5 Offers of Employment After the Closing, Purchaser may, in its sole discretion, make an offer of employment to any or all of the employees of the CVC Practice. Nothing in this section shall be deemed to guarantee a right of employment to any particular individual or upon any specific terms or conditions of employment. Seller agrees to terminate all employment contracts with employees of the CVC Practice that are to be hired by Purchaser after the CVC Practice has been notified that the employee has accepted Purchaser’s offer of employment pursuant to the terms thereof.
Section 8.6 Further Assurances After the Closing, each of Seller and Purchaser will from time to time, at the request of the other and without further cost or expense to requesting party, execute, acknowledge, deliver and perform such other instruments of conveyance and transfer, and take such other actions as the other party may reasonably request, to implement the transactions contemplated hereby and to vest in Purchaser good and marketable title to the Transferred Assets (including, without limitation, assistance in the collection or reduction to possession of any of such Transferred Assets).
ARTICLE IX.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER
All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
Section 9.1 Representations and Warranties True The representations and warranties of Seller contained in this Agreement and the Schedules hereto shall be true and accurate in all material respects as of the date hereof and as of Closing.
Section 9.2 Compliance with this Agreement Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
Section 9.3 Documents to be Delivered
(a) At or prior to Closing, Purchaser shall have received from Seller:
(i) a certificate of Seller, dated as of the date of Closing, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 9.1 and 9.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it, the Business or the transactions contemplated hereby, including those which are listed on Schedules 4.19 and 4.20 hereof;

(ii) all deeds, bills of sale, assignments and assumptions and other documents of conveyance, in form and substance satisfactory to Purchaser and its counsel, necessary to convey the Transferred Assets and assume the Assumed Liabilities;
(iii) except with respect to the Assumed Liabilities, to the extent any of the Transferred Assets are encumbered, Seller shall have obtained releases of such encumbrances, which releases shall be in form and substance acceptable to Purchaser and its counsel; and
(iv) a certificate of Seller, dated as of the date of Closing, certifying as to resolutions adopted by Seller’s Board of Directors approving of the Agreement and this transaction, the encumbancy of those persons signing on behalf of Seller and the organization of Seller;
(v) all other previously undelivered items required to be delivered by Seller to Purchaser at or prior to Closing pursuant to this Agreement or otherwise.
(b) Purchaser shall have received the executed and delivered Transition Services Agreement.
(c) Purchaser shall have received acceptable written evidence of termination of all employment contracts with employees that Purchaser has offered employment to and who have notified Purchaser that they will be accepting their offer of employment.
Section 9.4 Consents, Releases and Approvals The holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment or agreement to which Seller is a party or subject, and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Purchaser to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval, including those which are listed on Schedules 4.19 and 4.20 hereof.
Section 9.5 No Injunctions There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.
Section 9.6 Material Adverse Changes The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence after the date of this Agreement.

ARTICLE X.
CONDITIONS TO THE OBLIGATIONS OF SELLER
All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
Section 10.1 Representations and Warranties True The representations and warranties of Purchaser contained in this Agreement shall be true and accurate in all material respects as of the date hereof and as of Closing.
Section 10.2 Compliance with this Agreement Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
Section 10.3 Payment of Purchase Price Purchaser shall pay the Purchase Price in accordance to the terms of Section 1.5.
Section 10.4 Documents to be Delivered At or prior to Closing, Seller shall have received from Purchaser:
(i) a certificate of Purchaser, dated as of the date of Closing, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 10.1, 10.2 and 10.3 hereof have been fulfilled and certifying that Purchaser has obtained all consents and approvals required with respect to the transactions contemplated hereby which are listed on Schedules 5.4 and 5.5 hereof;
(ii) a certificate of Purchaser, dated as of the date of Closing, certifying: that the Agreement has been adopted pursuant to the Company’s Operating Agreement; the resolutions adopted by Purchaser’s members approving of the Agreement and this transaction; the encumbancy of those persons signing on behalf of Purchaser and the organization of Purchaser; and
(iii) a waiver release from Owens Corning, a CVC Practice client; and
(iv) all other previously undelivered items required to be delivered by Purchaser at or prior to Closing pursuant to this Agreement or otherwise.
Section 10.5 No Injunction There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

ARTICLE XI.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
Section 11.1 Survival of Representations and Warranties All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of three (3) years, except that any representation or warranty relating to fraud, title to the Transferred Assets, environmental matters and Environmental Laws or taxes shall extend until the expiration of the applicable statute of limitations. Notwithstanding any investigation or audit conducted before or after the date of Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.
Section 11.2 Indemnification by Seller From and after the Closing, Seller jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors, assigns, shareholders, officers, directors, employees or agents (the “Indemnified Purchaser Parties”) against and in respect of:
(i) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Indemnified Purchaser Parties that result from, relate to or arise out of:
(A) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;
(B) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Parties or any affiliate of Purchaser that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the date of Closing or which result from or arise out of any action or inaction occurring prior to the date of Closing of Seller by any director, officer, employee, agent, representative or subcontractor of Seller, including without limitation those matters set forth on Schedule 4.18, but not including the Assumed Liabilities; or
(C) any misrepresentations, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.2.
Section 11.3 Indemnification by Purchaser From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors, assigns, officers, directors, employees and agents and their heirs and representatives (the “Indemnified Seller Parties”) against and in respect of:
(i) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Indemnified Seller Parties that result from, relate to or arise out of:
(A) any and all obligations of the Purchaser of any nature whatsoever, including the Assumed Liabilities;
(B) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any of the indemnified Seller Parties that relate to Purchaser in which the principal event giving rise thereto occurred on or after the date of Closing or which result from or arise out of any action or inaction on or after the date of Closing of Purchaser by any director, officer, employee, agent, representative or subcontractor of Purchaser; or
(C) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and
(ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.3.
Section 11.4 Limitation on Amount
(a) In no event shall Seller be liable for aggregate amounts for which indemnification is claimed by Purchaser in accordance with Section 11.2 (including attorneys’ fees) of more than the Purchase Price.
(b) In no event shall Purchaser be liable for aggregate amounts for which indemnification is claimed by Seller in accordance with Section 11.3 (including attorneys’ fees) of more than the Purchase Price.

Section 11.5 Notice of Claims
(a) Claims by Third Parties Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor under either Section 11.2 or 11.3 (each, an “Action”), such indemnified party shall immediately notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may otherwise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which the indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. Notwithstanding the assumption of the defense of any such Action by the indemnitor, each indemnified party shall have the right to employ separate counsel and to participate in the defense of such Action, and the indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel to such indemnified party if: (i) the indemnitor shall have agreed to the retention of such separate counsel, (ii) the defendants in, or target of, any such Action include more than one indemnified party or both an indemnified party and the indemnitor shall have concluded that representation of such indemnified party by the same counsel would be inappropriate due to actual or, as reasonably determined by such indemnified party’s counsel, potential differing interests between them in the conduct of the defense of such Action, or if there may be legal defenses available to such indemnified party that are different from or additional to those available to the other indemnified party or to the indemnitor, or (iii) the indemnitor shall have failed to employ counsel reasonably satisfactory to such indemnified party within a reasonable period of time after notice of the institution of such Action. If such indemnified party retains separate counsel in cases other than as described in clauses (i), (ii), or (iii) above, such counsel shall be retained at the expenses of such indemnified party. Except as provided above, it is hereby agreed and understood that the indemnitor shall not, in connection with any Action in the same jurisdiction, be liable for the fees and expenses of more than one counsel for all such indemnified parties (together with appropriate local counsel). The party from whom indemnification is sought shall not, without the written consent of the party seeking indemnification (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment that does not include an unconditional release of the party seeking indemnification from all liabilities with respect to such claim.
(b) Other Claims In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
Section 12.1 Amendment This Agreement may be amended only by a written agreement signed by the parties.
Section 12.2 Waiver of Compliance Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.3 Notices All notices, requests, demands and other communications required or permitted hereunder shall be provided in writing and shall be deemed to have been duly given if delivered by hand or sent by telefacsimile (with confirmation by telefacsimile answerback) or certified or registered mail, with postage prepaid:
(i)	If to Seller, to: Technology Solutions Company Attn: Chief Financial Officer 55 E. Monroe Street, #2600 Chicago, IL 60603

with a copy to:

Technology Solutions Company Attn: Chief Executive Officer 55 E. Monroe Street, #2600 Chicago, IL 60603
or to such other person or address as Seller shall furnish to Purchaser in writing.
(ii)	If to Purchaser, to:

Valkre Solutions, Inc. Attention: Jerry Alderman Chief Executive Officer 55 E. Monroe Street, #2600 Chicago, IL 60603
or to such other person or address as Purchaser shall notify all other parties in writing.
Section 12.4 Specific Performance Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.
Section 12.5 Expenses Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel and accountants) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.
Section 12.6 Severability If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 12.7 Assignment Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.8 Dispute Resolution Intent The parties shall resolve their disputes informally to the maximum extent possible. The parties shall negotiate all matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. Only disputes within the scope of this Agreement are subject to this Section. The cost of any such dispute resolution, whether formal or informal, incurred by either party shall be borne by such party.
(a) Informal Resolution If a dispute arises under this Agreement, then within five (5) business days after request by either party, the Parties’ executive officer shall promptly confer to resolve the dispute. If these representatives are unable to resolve the dispute within fourteen (14) calendar days after the parties have commenced such discussion or thirty (30) calendar days have passed since the initial request, then the parties may mutually agree to resolve the issues by Formal Resolution.
(b) Formal Resolution Purchaser and Seller agree that the unresolved disputes will be resolved by an arbitrator selected from the American Arbitration Association (“AAA”) utilizing AAA rules (including AAA rules for the selection of the arbitrator should the parties fail to agree on the arbitrator within fifteen (15) days after the ten (10) day period set forth above). The arbitration session shall occur in Chicago, Illinois. Statements, discussions, representations and offers made at the arbitration session shall not be admissible in any later proceeding. The decision of the arbitrator shall be final and binding upon the parties both as to law and fact.
Section 12.9 Governing Law This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.
Section 12.10 Counterparts This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.11 Headings The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
Section 12.12 Entire Agreement This Agreement, including the Schedules hereto, as well as the other documents and certificates delivered pursuant hereto set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

Section 12.13 Third Parties Except as specifically set forth or referred to herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 12.14 Performance Following Closing Nothing in this Agreement shall be construed to limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing.
Section 12.15 Certain Definitions
(a) “Seller’s Knowledge” and similar phrases mean all information actually known by Seller’s executive officers directly.
(b) “Material Adverse Effect” means any change in or effect on the business that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the business.
Section 12.16 Source Code Escrow If Purchaser or its successor corporation which assumes its obligations under this Agreement fails to meet its payment obligations in accordance with Section 1.5 or ceases to transact business prior to fulfilling its payment obligation in accordance with Section 1.5 then Purchaser, its trustees, receivers, or agents shall deliver to Seller promptly upon Seller’s demand all program source codes, documentation, and descriptions of the Software assets indentified in Schedule 1.1(a) (“Source Code”). Delivery shall in no case occur more than fourteen (14) days after receipt of Seller’s written demand. Notwithstanding any other terms to the contrary within the Agreement, in the event of a release of the Source Code to Seller, Seller shall have complete ownership rights in such Source Code and Purchaser shall forego any rights and claims whatsoever to such Source Code, until such obligation is fulfilled. Purchaser represent, within forty-five (45) days of this Agreement, that it has executed a written escrow agreement (“Escrow Agreement”) with an independent escrow agent (“Escrow Agent”) regarding escrow of the Source Code. Upon execution of such escrow agreement, Purchaser will, at Purchaser’s sole expense, deposit the Source Code with the Escrow Agent, and Purchaser shall maintain such Source Code, and update the Source Code escrow deposits, until such time as Purchaser’s obligations are met with Section 1.5. Purchaser’s agreement to maintain and update the escrow is a material provision of this Agreement. Additionally, Purchaser shall take those steps necessary to add Seller as a beneficiary to the Escrow Agreement. Purchaser shall be responsible for payment of the fees applicable to adding and maintaining Seller as a beneficiary. This Section 12.16 alone shall expire upon Purchaser’s fulfillment of its payment obligation in accordance with Section 1.5.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the day and year first above written.

SELLER:

TECHNOLOGY SOLUTIONS COMPANY

By:
Name:
Title:

PURCHASER:

VALKRE SOLUTIONS, INC.

By:
Name:
Title: